Exhibit 4.17

Loan Agreement

Party A: Shanghai Jinpai E-Commerce Co., Ltd.

Party B: Weiwei Wang

In accordance with the Contract Law of the People’s Republic of China and other relevant laws and regulations, Party A and Party B, adhering to the principle of voluntariness and equality and through friendly consultation, with respect to Party A providing a loan to Party B, the Parties hereby agree as follows:

I.

Pursuant to the terms hereof, Party B applies to Party A for a loan and Party A agrees to provide Party B with a loan of U.S. Dollar one million in total or the equivalent in RMB thereof (“Loan”). Party A and Party B hereby agree and confirm that the interest accrued on the loan is zero; the term of the loan shall be ten years commencing from the date on which the loan is provided. The Party A and Party B may extend the term of the loan accordingly through consultation.

II.

Party B has the obligation to accept Party A’s inspection and supervision of the use of the loan, and Party A has the right to inquire about the operation management and financial activities of Party B. Party B hereby agrees and warrants that it shall use the loan only for the payment of the newly increased registered capital of Shanghai Jinwu Auto Technology Consultant Co., Ltd. held by Party B. Without Party A’s prior written consent, Party B shall not use the loan for any purpose other than without Party A.

III.

Party A and Party B hereby agree and confirm that Party B shall repay the loan in the manner determined by Party A and Party B through consultation after the expiration of the term of the loan or within 30 days after the receipt of the corresponding notice from Party A.

IV.

Any dispute or controversy arising from the performance of this Agreement shall be settled by Party A and Party B through friendly consultation. If such consultation fails, either Party may file a lawsuit to the local people’s court in the place where Party A is located.

V.

This Agreement shall come into force upon signature and seal of the Parties. This Agreement is executed in two (2) counterparts, with each party shall hold one counterpart, both of which have the same legal effect.

Party A (Seal): /Shanghai Jinpai E-Commerce Co., Ltd./

Date: August 31, 2015

Party B (Signature): /Wang Weiwei/

Date: August 31, 2015